Filed pursuant to Rule 433
Registration Statement No. 333-275898

•	CUSIP: 78017FX24
•	Trade Date: May 28, 2024
•	Issue Date: May 31, 2024
•	Valuation Date: May 30, 2028
•	Maturity Date: June 2, 2028
•	Term: 4 years
•	Reference Assets: the iShares® MSCI EAFE ETF (EFA) and the EURO STOXX 50® Index (SX5E)
•	Participation Rate: 200%
•	Buffer Level: 90% of each Initial Level
•	Buffer Percentage: 10%
•	Lesser Performing Reference Asset: the Reference Asset with the lowest Percentage Change
•	Percentage Change of each Reference Asset:
Final Level – Initial Level
Initial Level
•	Payment at Maturity linked to the Reference Asset with the lowest Percentage Change.
•	Receive a leveraged return above the Percentage Change if the level of the Lesser Performing Reference Asset increases from its Initial Level to its Final Level.
•	Return of principal if the Lesser Performing Reference Asset does not decrease by more than 10%.
•	Subject to 1% loss of the principal amount for each 1% decline in the level of the Lesser Performing Reference Asset beyond its Buffer Level.
•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.
•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING PAYMENT AT MATURITY

If the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% decline in the level of that Reference Asset beyond its Buffer Level. The Payment at Maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset + Buffer Percentage)]

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124023622/ef20028026_424b2.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose Some or a Substantial Portion of the Principal Amount at Maturity.
•	The Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Asset Performs Better.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets.
•	Notes Linked to the Reference Assets Are Subject to Foreign Currency Exchange Rate Risk.
•	You Will Not Have Any Rights to the Securities Represented by the Reference Assets or the shares of the EFA.
•	We Cannot Control Actions by the Sponsor of Any ETF or Index.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
The SX5E is the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland (“STOXX”), Deutsche Börse Group or their licensors, which is used under license. The notes are neither sponsored nor promoted, distributed or in any other manner supported by STOXX, Deutsche Börse Group or their licensors, research partners or data providers and STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, and exclude any liability (whether in negligence or otherwise) with respect thereto generally or specifically in relation to any errors, omissions or interruptions in the SX5E or its data.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.